Exhibit 99.1

Golden Star Provides Operational Update on Cost Reduction Measures,

Mine Plan Re-Optimization and Capital Reallocation

Toronto, ON – June 17, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reports an operations update regarding previously announced cost reduction measures reflected in its press release dated May 8, 2013 which is available on the Company’s website at www.gsr.com. The operational review process contemplated three themes: cost reduction measures, mine plan re-optimization and capital reallocation.

Since the release of the first quarter 2013 financial and operating results, management of Golden Star has completed a comprehensive review of the Company’s operations. After re-designing the pits to reflect lower gold prices, the Company is confident that operations are viable in the current gold price environment and that existing cash and cash flow from operations can cover its sustaining capital requirements for 2013. As a result of the re-optimization of the mining schedule, Golden Star’s 2013 gold production estimate is now expected to range from 290,000 ounces to 310,000 ounces of gold production, approximately 10% lower than previously announced guidance. Cash operating costs are expected to remain in the range of $1,050 to $1,150 per ounce (“oz”).

Year-to-date production as of June 12, 2013 is approximately 154,000 oz of gold. Production increases from the Company’s lower cost Wassa operations at the Father Brown pit offset ounces lost at the recently suspended Pampe pit. The Company’s current cash position as of June 17, 2013, remains strong at $51 million and together with operating cash flow are sufficient to fund sustaining capital for 2013. Capital spending for development projects has been rationalized to reflect current market conditions.

Highlights of the operational review include:

•

Capital budget reductions underway for the remainder of 2013: sustaining capital has been reduced to $40 million, reduced by approximately $20 million. Development capital has been reduced to $34 million, reduced by approximately $47 million. The Company’s total capital expenditure for 2013 is now expected to be approximately $74 million.

•

Operating cost reduction initiatives for 2013 total an estimated $45 million, representing approximately 10% of expected annual operating expenses, thereby offsetting the revised gold production forecast.

•	Exploration spending for 2013 has been reduced to $16.5 million, from $20 million, of which approximately $11 million has been spent to date.

•

Pit re-optimization at Wassa, Dumasi, and Mampon are completed. The pit shells are based on a $1,100/oz gold price for Wassa and a $1,200/oz gold price at Dumasi and Mampon relative to original $1,450/oz pit shells used for the 2012 reserve estimate.

•	Pit pushbacks at both Bogoso North and Chujah continue, leading to expected lower cost mining operations in 2014. Hence the Bogoso operations remain viable under current market conditions.

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Sam Coetzer, President and CEO of Golden Star, commented: “Our team reacted swiftly to reduce operating costs across the Company to reflect current market conditions. As previously disclosed, the front-loading of spending in the first quarter of 2013 was a reflection of our strategy to unlock value and fast-track the underlying potential of both the Bogoso and Wassa operations. We have reviewed that strategy and have adjusted accordingly to reflect current gold market conditions. For the balance of 2013, the focus is to strengthen Bogoso and create a lower cost operation from mid-2014 onwards. The Chujah pit will be a significant contributor to the Company once the pushback is completed over the next three quarters. Both Chujah and Bogoso North have approximately two years of production in front of them and are anticipated to have a significantly improved cash flow profile. I am pleased to state that these cost-cutting initiatives allow us to continue to invest in these pushbacks.

The Dumasi, Prestea South, Mampon, Chujah, and Bogoso North pits, have all been re-optimized at lower gold prices, and the Company is developing mining schedules which reflect current market conditions. At Mampon, we continue to be encouraged with the higher-grade potential of this pit, based on the recent drilling.

At Wassa, over the last 18 months, Golden Star has focused on strengthening operations through investment in the Father Brown pit, upgrading the carbon-in-leach (“CIL”) circuit and accelerating the extensive exploration drilling program below the Wassa pits. Wassa operations continue to perform strongly, and margin growth continues with a cash operating cost for the first quarter of $809/oz, as previously reported. The Wassa expansion plan continues with 240 additional holes being drilled since the last resource update, totaling 84,485 meters, results of which will be used to update the resource models in the third quarter this year.

The main assets for the Company remain the three processing plants within a 40 kilometer radius, having an installed capacity of 7.5 million tonnes per year, providing the Company with tremendous options and operating flexibility to process any type of ore found on the Ashanti gold trend.”

Bogoso operations update

After the review of the Bogoso refractory operations, the operations are expected to remain viable in the future. This is based on the following:

•

Bogoso refractory pits will reduce strip ratios from an average high of 11:1 to an average expected strip ratio of 3:1, within the next three quarters approximately. The Company is expected to fund the pushbacks using existing cash, and additional funds available as a result of the cost savings described below;

•	The Company has reviewed the timing of the capital expenditures related to Mampon, Dumasi, and Prestea South pits and is deferring these capital expenditures until second quarter 2014;

•	Mine operating expenses at Bogoso are expected to peak in December 2013, and then gradually decline by an estimated 30% during the first half 2014; and

•	We expect fourth quarter production at Bogoso to be the lowest production quarter for 2013 due to the higher strip ratio required from the revised mine plan.

Cost reduction measures

The Company is reducing its operating costs. These measures are expected to provide savings of approximately $45 million for 2013. Cost cutting initiatives include the following:

•

Bogoso operations have reduced operating expenses by approximately 20% through restructuring the workforce and as a result of reducing labour costs, supplier discounts, and reducing the number of contractors.

•	Maintenance cost savings and fuel cost reductions were achieved through the recent purchase of two new excavators.

•	Contracted trucks were replaced with an owner-operated truck fleet.

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•	The Company completed re-negotiations of certain supplier contracts resulting in price improvements.

•	Operating improvements were initiated at Bogoso and Wassa, including transport and delivery efficiencies, stock holding cost reductions, and improved purchasing procedures.

Longer-term cost reduction initiatives include a review of all pending contracts and service providers and development capital plans for 2013 and 2014. Risk assessments related to cost savings in metallurgy, plant maintenance, mining and mine maintenance, and community and environment initiatives are ongoing.

Mine plan re-optimization

Mine sequencing and economic models have been updated. Pit re-optimization was completed at Wassa using a pit shell gold price of $1,100/oz. Dumasi and Mampon are now using $1,200/oz pit shell gold price, which should ensure continued viability in the event that gold prices decline below current levels. If the gold price increases, pushback designs are in place to take advantage of that situation.

Capital reallocation

The Company’s capital budget for 2013 was estimated at approximately $141 million including sustaining capital of $60 million and development capital of $81 million. Expected sustaining capital has been revised down to $40 million for the year, a 34% reduction in expenditures. The sustaining capital requirement for the remainder of the year totals $32 million and is anticipated to be covered by the Company’s existing cash and cash flow from operations.

Further detail on the reallocation of sustaining capital is below:

	Original Sustaining Capital Guidance ($M)	Revised Sustaining Capital Guidance ($M)
Bogoso Refractory
Dumasi	—	—
Plant Upgrades	$10	$4
Equipment	$10	$8
Water Treatment	$5	$2
Other	$6	$1

Sub-total	$31	$15

Bogoso Non Refractory
Dumasi	—	—
Mampon & Prestea	—	—
Plant Upgrades	$2	$1
Prestea Underground	—	—
Other	$3	—

Sub-total	$5	$1

	Original Sustaining Capital Guidance ($M)	Revised Sustaining Capital Guidance ($M)
Wassa Non Refractory
Tailings Storage Facility	$10	$10
Wassa Drilling	—
HBB Development	—	—
Plant Upgrades	$9	$9
Other	$5	$5

Sub-total	$24	$24

Company Total	$60	$40

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To provide extra support and to ensure that the Company has a sufficient cash balance available, Golden Star will consider financing alternatives. Although the Company estimates that it has sufficient cash in hand for the remainder of 2013, it is prudent for the Company to make such an arrangement. The Company will update the market in the third quarter on the availability of development capital and the timing of pit development.

Revised guidance

As announced on May 8, 2013 the Company suspended the Bogoso/Prestea non-refractory operations due to insufficient supply of ore from the Pampe pit. This suspension is expected to result in a reduction of approximately 35,000 oz of gold production in 2013. The gold production lost from Pampe during the first half of 2013 has been recovered from accelerated mining at the Father Brown pit. The Company’s revised 2013 gold production estimate is now expected to be in the range of 290,000 – 310,000 oz of gold.

Cash operating costs are expected to remain in the same range, as previously indicated, from $1,050 to $1,150/oz for the balance of 2013. As indicated above, the Company has reduced total operating expenses for the remainder of 2013, however cash operating costs remain in the same range, due to reduced expected production.

The Company expects to provide an update to the market on completed Wassa and Mampon drilling in the third quarter of 2013.

Conference call

On June 18, 2013, the Company will conduct a conference call at 10:00 a.m. Eastern Time. Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone as follows:

Participants (North America): (877) 407-8289

Participants (Outside U.S. and Canada): (201) 689-8341

A recording of the conference call will be available until July 9, 2013 by dialing:

North America: (877) 660-6853

International (Outside U.S. and Canada): (201) 612-7415

Conference ID number: 416721

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Company profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has a 90% interest in the Prestea Underground mine in Ghana. Golden Star also holds gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding.

Statements regarding forward-looking information:

Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding: our plans to reduce operating costs; the viability of operations; the ability of cash flow from operations and cash to cover sustaining capital requirements for 2013 and 2014; 2013 gold production and cash operating cost forecasts; the duration of production from Chujah and Bogoso North and their impact on the Company’s cash flow profile and funding of the Mampon, Dumasi and Prestea South development projects; the timing for updating Wassa resource models; the reduction in strip ratios at Bogoso, the timing thereof and sources of funds for and the timing of pushbacks, as well as changes in operating costs at Bogoso and the production profile at Bogoso; expected savings of operating costs; and the expected impact of the re-optimization of pit shells, including on strip ratios and operating costs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2012. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP financial measures:

In this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce for a period is equal to “Cost of sales” for the period less mining related depreciation, depletion and amortization costs, royalties, production taxes, accretion of asset retirement obligation costs, costs that meet the definition of a stripping activity asset under International Financial Reporting Standards (“IFRS”) and operations-related foreign currency gains and losses for the period, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance

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prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenue, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Jeff Swinoga, Executive Vice President and Chief Financial Officer

416-583-3803

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Greg DiTomaso, The Capital Lab, Inc.

647-427-0208

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